Exhibit 99.1


                       FOR IMMEDIATE RELEASE

CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000


    FINANCIAL FEDERAL CORPORATION ANNOUNCES INTENTION TO OFFER
            $115 MILLION SENIOR CONVERTIBLE DEBENTURES
            ------------------------------------------

NEW YORK, NY:  April 5, 2004 - Financial Federal Corporation ("FIF"
- NYSE) today announced its intention to commence an offering, subject to market conditions, of $115 million principal amount of senior convertible debentures due 2034. The debentures will be unsecured senior obligations of the Company which will be convertible into the Company's common stock upon certain contingencies. The conversion rate and other terms of the debentures are to be determined by negotiations between the Company and the initial purchasers of the debentures. The debentures would be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The Company expects to grant the initial purchasers an option to purchase up to an additional $10 million principal amount of senior convertible debentures.

The Company's Board of Directors has approved the use of the net proceeds of the offering for the repurchase of up to approximately $50 million of the Company's common stock at market prices concurrent with the offering of the debentures, and to provide funds to the Company's wholly-owned, major operating subsidiary for repayment of certain of the subsidiary's indebtedness and for working capital.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures and common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Except for historical information, the matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not the Company will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to the Company's most recent filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit the Company's website at www.financialfederal.com.

                             ###